Exhibit 3.

CERTIFICATE OF INCORPORATION

OF

THE NATIONAL SECURITY GROUP, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is: The National Security Group, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company. The location and principal office of the Corporation shall be Elba, Alabama.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have and may exercise any and all powers which a corporation incorporated under the General Corporation Law of the State of Delaware may have and exercise.

FOURTH: The total number shares of all classes of stock which the Corporation shall have authority to issue is 12 million five hundred thousand (12,500,000), of which five hundred thousand (500,000) shares are to be preferred stock (hereinfafter called the “Preferred Stock”), of the par value of $1.00 each, ten million (10,000,000) shares are to be common stock, of the par value of $1.00 (hereinafter called the “Corporation Common Stock” and two million (2,000,000) shares are to be Class A Common Stock (herinafter called the “Class A Common Stock”), of the par value of $1.00 each. (The Corporation Common Stock and Class A Common Stock are sometimes hereinafter collectively called “Common Stock”).

(A)        (1)         The Preferred Stock may be issued in such one or more series as shall from time to time be created and authorized to be issued by the Board of Directors as hereinafter provided.

(2)         The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to fix and state, to the extent not fixed by the provisions hereinafter set forth, the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make affirmative provisions:

(a)	the distinctive name and serial designation;

(b)	the annual dividend rate or rates and the dividend payment dates;

(c)	whether dividends are to be cumulative or non cumulative and the participating or other special rights, if any, with respect to the payment of dividends;

(d)	whether any series shall be subject to redemption and, if so, the manner of redemption and the redemption price or prices;

(e)	the amount or amount of preferential or other payments to which any series is entitled over any other series or over the Common Stock on voluntary liquidation, dissolution or winding up of the Corporation;

(f)	any sinking fund or other retirement provisions and the extent to which the charges therefore are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over dividends on the Common Stock;

(g)	any conversion, exchange, purchase or other privileges to acquire shares of any other series or of the Common Stock;

(h)	the number of shares of such series; and

(i)	the voting rights, if any, of such series

(3)	Each share of each series of Preferred Stock shall have the same relative rights and be identical in all respects with all the other shares of the same series.

(4)	Before the Corporation shall issue any shares of Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in the Board of Directors shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its Chairman of the Board of Directors, President or a Vice-President and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary and such certificate shall be filed and kept on file at the principal office of the Corporation, the registered office in the State of Delaware and in such other places as the Board of Directors shall designate.

(5)	Shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise may, by resolution or resolutions of the Board of Directors, be returned to the status of authorized but unissued Preferred Stock of the same series. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issue thereof, the number of authorized shares of Preferred Stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the foregoing requirements. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Preferred Stock, undesignated as to series.

(B)        No holder of any of the shares of the Common Stock or Preferred Stock, or any series thereof, of the Corporation shall be entitled as of right to purchase or subscribe for any unissued shares of any such stock or series or of any additional shares of any class of stock or series to be issued by reason of any increase in the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of any class or series of the Corporation, or carrying any rights to purchase stock of any class or series, but any such unissued or such additional authorized issue of any stock of any class or series or other securities convertible into any stock of any class or series or carrying any right to purchase any stock of any class or series, may be issued and disposed of pursuant to resolution of the Board of Directors of the Corporation to such persons, firms, corporations or associations, upon such terms, as may be deemed advisable by the Board of Directors of the Corporation in the exercise of its discretion. The Corporation may from time to time issue its shares of stock of any class or series for such consideration as may be fixed from time to time by the Board of Directors and may receive in payment thereof, in whole or in part, cash, labor done, personal property or real property, whether tangible or intangible, or interests therein or leases thereof. In the absence of actual fraud in the transactions, the judgment of the Board of Directors as to the value of such labor, personal property, real property or interests therein or leases thereof shall be conclusive. Any and all shares so issued for which the consideration so fixed shall have been paid or delivered shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payment in respect thereof.

The authority of the Board of Directors to provide for the issuance of shares of the

Common Stock, and one or more series of the Preferred Stock, shall include, but shall not be limited to, authority to issue shares of the Common Stock and shares of any series of the Preferred Stock in any manner (including issuance pursuant to right, warrants or other options) and for any purpose permitted by law, including for delivery as all or part of the consideration for or in connection with the acquisition of all or part of the stock of another corporation or of all or part of the assets of another corporation or enterprise, irrespective of the amount by which the issuance of such stock shall increase the number of shares outstanding (but not in excess of the number of shares authorized), and adoption of this provision as part of this Certificate of Incorporation by the holders of the stock of the Corporation shall be deemed for all purposes in respect to each such acquisition to constitute advance approval by the holders of the stock of the Corporation of the issuance of such stock for such purpose or purposes.

(C)        The Following powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the stock of the Corporation are fixed as follows:

(1)         Dividends. Subject to paragraph (C)(2) hereof, whenever a dividend, payable in cash or property other than securities of the Corporation, is declared and paid to the holders of Corporation Common Stock, the Corporation also shall pay to the holders of Class A Common Stock dividend per share equal to the per share dividend paid to the holders of Corporation Common Stock. Dividends of the type described in this paragraph (C)(1) hereof shall be payable only out of earnings or assets of the Corporation legally available for the payments of such dividends and only as and when declared by the Board of Directors of the Corporation.

(2)	Securities Distributions. If at any time a distribution is to be paid in Corporation

Common Stock, Class A Common Stock or any other securities of the Corporation, which distribution does not result in the payment to the Corporation of any new consideration (hereinafter sometimes referred to as a “Share Distribution” or as “Share Distributions”), such Share Distribution may be declared and paid only as follows:

(a)	So long as no shares of Class A Common Stock have been issued and are outstanding, a Share Distribution consisting of Class A Common Stock may be declared and paid to the holders of Corporation Common Stock.

(b)	At Such time as shares of Class A Common Stock have been issued and are outstanding, the following Share Distribution may be declared and paid:

(i)	A Share Distribution consisting of Class A Common Stock may be declared and paid to the holders of Class A Common Stock only or to holders of Class A Common Stock and Corporation Common Stock.

(ii)	A Share Distribution consisting of Corporation Common Stock may be declared and paid but only if such Share Distribution is paid on a pro rata basis equally to the holders of both Corporation Common Stock and Class A Common Stock.

(iii)	A Share Distribution consisting of any other class of securities of the

Corporation, other than Common Stock, may be declared and paid to the holders of such class of securities only or to the holders of such class of securities, the holders of Corporation Common Stock and the holders of Class A Common Stock.

(3)	Voting. (a) The holders of Corporation Common Stock shall have exclusive voting power at any time when no shares of Class A Common Stock are issued and outstanding. Otherwise, the holders of Class A Common Stock and Corporation Common Stock shall, in all matters, vote together as a single class, except as may otherwise be required by law; provided, that the holders of Class A Common Stock shall be entitled to one-twentieth of one (1/20 of 1) vote per share and the holders of Corporation Common Stock shall be entitled to one (1) vote per share.

b.	Except as expressly set forth in the resolution or resolutions of the Board of Directors creating any series of the Preferred Stock, the holders of any series of the Preferred Stock entitled to vote shall vote, in accordance with the vote per share granted such holders by resolution or resolutions of the Board of Directors creating such series on all matters as a single class, together with the holders of the Common Stock.

(4)	In the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation remaining, after the payment to the holders of the Preferred Stock of the full preferential amounts to which they may be entitled as provided in the resolution or resolutions creating any series hereof, the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions. Neither the merger or consolidation of the Corporation with another corporation nor the sale or lease of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution, or winding up of the Corporation or a distribution of its assets.

FIFTH: Unless and except to the extent that by the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: The Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board of Directors.

SEVENTH: Any director or any officer of the Corporation elected or appointed by the stockholders of the Corporation or by its Board of Directors may be removed at any time in such manner as shall be provided in the By-Laws of the Corporation.

EIGHTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

NINTH: Except as otherwise provided in Article TENTH and FIFTEENTH, the Corporation reserves the right at any time from time to time to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force and not inconsistent with the provisions in the Certificate of Incorporation or in the By-Laws may be added or inserted in the manner now or hereafter prescribed by law. All rights, preferences, privileges of whatsoever nature conferred upon stockholders, directors or any other persons whosoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in the Article.

TENTH: Certain provisions respecting business combinations:

(A.)	Definitions. For the purpose of the Article TENTH:

(1)	An “Affiliate” of, or a person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(2)	“Announcement Date” means, with respect to any Business Combination, the date of the first pubic announcement of such Business Combinations.

(3)	“Associate,” when used to indicate a relationship with any person, means (a) any corporation or organization (other than the Corporation of a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10) percent or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, other than any profit-sharing, employee stock ownership plan or other employee benefit plan of the Corporation or any wholly owned Subsidiary or any person organized, appointed or established by the Corporation or any wholly owned Subsidiary for or pursuant to the terms of any such plan, or (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

(4)	A person shall be “beneficial owner” of any Voting Stock:

(a)	which such person or any of its Affiliates or Associates beneficially owns,

directly or indirectly;

(b)	which such person or any of it Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

(c)	which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; provided, however, that no director or officer of the Corporation (nor any Affiliate or Associate of such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed the “beneficial owner” of any shares of Voting Stock that are beneficially owned by any other such director or officer.

(5)	For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (A)(12) of this Article TENTH the number of shares of Voting Stock deemed to be outstanding shall include shares of Voting Stock deemed owned by the Interested Stockholder through application of paragraph (A)(4) of this Article TENTH but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)	“Board” means the Board of Directors of the Corporation.

(7)	A “Business Combination” shall mean any one or more of the following:

(a)	any merger or consolidation of the Corporation or of any Subsidiary with or into (i) any Interested Stockholder or (ii) any other corporation (whether or not itself of Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder;

(b)	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (

in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $250,000 or more;

(c)	The issuance, pledge, transfer or other disposition by the Corporation or any

Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof having an aggregate Fair Market Value of $250,000 or more;

(d)	The adoption of any plan or proposal for the liquidation or dissolution of the

Corporation proposed by or on behalf of an Interested Stockholder or an Affiliate of any Interested Stockholder;

(e)	Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities, or securities convertible into equity securities of the Corporation or any Subsidiary, including without limitation, any class or series of Protected Stock, which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; or

(f)	Any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) through (e).

(8)	“Consummation Date” means, with respect to any Business Combination, the date on which such Business Combination is effected.

(9)	“Determination Date” means, with respect to any Interested Stockholder, the date on which such Interested Stockholder first became an Interested Stockholder.

(10)	“Disinterested Director” means any member of the Board who is not an Affiliate,

nominee or representative of the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is a member of the Board and who is not an Affiliate, nominee or representative of the Interested Stockholder and was recommended or elected to succeed a Disinterested Director by a majority of Disinterested Directors on the Board at the time of such recommendation or election; provided, however, that a person shall be deemed a Disinterested Director notwithstanding the fact that such person was nominated to serve in such capacity by the Board or any committee thereof at a time when the Interested Stockholder was serving as a director of the Corporation and voted, along with a majority of the Disinterested Directors on the Board at the time of such nomination, in favor of such nomination.

(11)	‘Fair Market Value” means (a) in the case of stock, the highest closing sale price during the thirty day period immediately preceding the date in question of a share of such stock on the Composite Tape for new York Stock Exchange, Inc. Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc.; or, if such stock is not listed on the New York Stock Exchange, Inc,; on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or , if such stock is not listed on any such exchange the highest closing bid quotation with respect to a share of such stock during the thirty day period preceding the date in question as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

(12)	“Interested Stockholder” shall mean, in respect of any Business Combination, any person (other than the Corporation or any wholly owned Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any wholly owned Subsidiary or any person organized, appointed or established by the Corporation or any wholly-owned Subsidiary for or pursuant to the terms of any such plan) who or which, as of the Announcement Date of such Business Combination, or on the day immediately prior to the consummation of any such Business Combination:

(a)

is the beneficial owner, directly or indirectly, of Voting Stock entitled to cast fifteen percent or more of the total number of votes entitled to be cast in respect of all the outstanding shares of Voting Stock in any vote of stockholders which may be taken pursuant to this Article TENTH; or

(b)

is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of Voting Stock then entitled to cast fifteen percent or more of the total number of votes entitled to be cast in respect of all the outstanding shares of Voting Stock in any vote of stockholders which may be taken pursuant to this Article TENTH; or

(c)

is an assignee of or has otherwise succeeded to any shares of Voting Stock of the Corporation which were at any time within the two year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933; provided, however, there shall be disregarded in determining whether a person is an Interested Stockholder in respect of any Business Combination the beneficial ownership, both direct and indirect, of the voting power of the Voting Stock owned beneficially by such person or an ancestor of such person immediately after consummation of that plan of exchange whereby the Corporation initially becomes the holding company for national Security Insurance Company ( the “Consummation”), which for purposes of this paragraph (12) shall include any beneficial ownership of Voting Stock resulting from stock splits (including reverse stock splits), stock dividends or recapitalization of such Voting Stock occurring subsequent to the Consummation unless such person has acquired subsequent to the Consummation, other than by gift, devise, bequest or intestate succession, beneficial ownership, either direct or indirect, of one percent (1%) or more of the voting power of the outstanding Voting Stock in addition to the Voting Stock beneficially owned by such person or such person’s ancestor on the Consummation.

(13)	A “person” shall mean any individual, firm, corporation or other entity.

(14)	“Protected Stock” means all Voting Stock and all other shares of capital stock of the Corporation having, or which may have upon the happening of some contingency, the right to vote for the election of some or all of the directors of the Corporation, regardless of whether at the time in question such shares then have a present right to so vote.

(15)	“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

(16)	“Voting Stock” means, at any time, all shares of capital stock of the Corporation entitled to vote in the election of directors, which shares shall be considered for the purpose of any vote required by this Article TENTH as, and shall vote together in any such vote as, one class. In any vote required by this Article TENTH, the holder of each share of Voting Stock shall be entitled to cast with respect to such share the same number of votes as such holder could cast generally in matters other than the election of directors.

(17)	In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in clauses (a) and (b) of paragraph (2) of Section (C) of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Protected Stock retained by the holders of such shares.

(B) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section (C) of this Article TENTH any Business Combination shall require the affirmative vote of at least seventy-five percent (75%) of the total number of votes entitled to be cast in respect of all the outstanding shares of Voting Stock. Such affirmative vote shall be required notwithstanding the fact that no vote my be required, or that some lesser percentage or separate class vote may be specified, by law or under the rules of, or in any agreement with, any United States securities exchange registered under the Securities Exchange Act of 1934, or any successor act thereto, on which any of the Voting Stock is listed, or otherwise.

(C)        When Higher Vote Is Not Required. The provisions of Section (B) of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other Article of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (1) or (2) are met:

(1)	Approval by the Disinterested Directors. The Business Combination shall have been approved, either specifically or as a transaction which is within a approved category of transactions, by a majority of the Disinterested Directors (whether such approval is made prior to or subsequent to the acquisitions of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused or will cause the Interested Stockholder to become an Interested Stockholder).

(2)	Price and Procedure Requirements. All of the following conditions shall have been met:

(a)	Corporation Common Stock. The aggregate amount of the cash and the

Fair Market Value as of the Consummation Date of consideration other than cash to be received by holders of the Corporation Common Stock of the corporation in such Business Combination, computed on a per share basis, shall be at least equal to the higher of the following:

(i)                      (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Corporation Common Stock acquired by the Interested Stockholder (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction or transactions by which the Interested Stockholder became an Interested Stockholder, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Corporation Common Stock, whichever is higher; or

(ii)                     The Fair Market Value per share of the Corporation Common Stock on the Announcement Date or the Determination Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Corporation Common Stock, whichever is higher.

(b)	Protected Stock. The aggregate amount of the cash and the Fair Market

Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any other class of outstanding Protected Stock, regardless of whether the Interested Stockholder has previously acquired any shares of a particular class of such Protected Stock, shall be at least equal to the highest of the following:

(i)	(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Protected Stock acquired by the Interested Stockholder (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction or transactions by which the Interested Stockholder became an Interested Stockholder, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such Protected Stock, whichever is higher;

(ii)         the highest preferential amount per share to which the holders of shares of such class of Protected Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, regardless of whether the Business Combination to be consummated constitutes such an event; or

(iii)        the Fair Market Value per share of such class of Protected Stock on the Announcement Date or the Determination Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such Protected Stock, whichever is higher.

(c)	Form of Consideration. The consideration to be received by holders of a particular class or series of outstanding Protected Stock (including Corporation Common Stock) shall be in cash or in the same form paid by or on behalf of the Interested Stockholder for shares of such class of Protected Stock prior to the Consummation Date. If there have been varying forms of the consideration so paid for shares of any class of Protected Stock, the form of consideration to be received by the holders of such class of Protected Stock shall be either cash or the form used to acquire the largest number of shares of such class of Protected Stock Previously so acquired.

(d)	Maintain Dividends. After such Interested Stockholder has become an

Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock of the Corporation; and (ii) there shall have been (I) no reduction in the annual rate of dividends paid on the Corporation Common Stock except as necessary to reflect any subdivision of the Corporation Common Stock, except as approved by a majority of the Disinterested Directors, and (II) and increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Corporation Common Stock unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors.

(e)	Acquisition of Additional Shares. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination, such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except (A) as part of the transaction which results in such Interested Stockholder becoming and Interested Stockholder or (B) in a transaction which would not result in any increase in the percentage of beneficial ownership by the Interested Stockholder of any class or series of Voting Stock.

(f)	No Disproportionate Benefits. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder, shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(g)	Furnish Information. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least thirty days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or any such subsequent provisions). Such proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Disinterested Directors, or any of them, may choose to make.

(h)	Absence of Certain Changes. Such Interested Stockholder shall not have made any substantial change in the business or equity capital structure of the Corporation without the approval of a majority of the Disinterested Directors.

(D)	Powers of Board of Directors. A majority of the Disinterested Directors of the

Corporation shall have the power and the duty to determine for the purposes of this Article TENTH on the basis of the information known to them after reasonable inquiry, (a) the number of shares of Voting Stock beneficially owned by any person; (b) whether a person is an Interested Stockholder or is an Affiliate or Associate of another person; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph (4) of Section (A) of this Article TENTH (4) whether the assets which are the subject of the Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair market Value of $250,000 or more; or (5) whether the requirements of paragraph (1) or (2) of section (C) of the Article TENTH have been met with respect to any Business Combination.

(E.)	No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this

Article TENTH shall be construed to relieve an Interested Stockholder from any fiduciary obligation imposed by law.

(F.)	No Fiduciary Duty Imposed on Board. The fact that any Business Combination complies with the foregoing sections of this Article TENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation nor shall such compliance limit, prohibit or otherwise restrict in any manner of the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

(G.)	Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of

Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of at least seventy five percent (75%) of the total number of votes entitled to be cast in respect to all of the outstanding shares of Voting Stock shall be required to amend, alter, change, or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with, this Article TENTH.

(H.)	Construction. This Article TENTH shall be construed as supplementary to any other provision provided by applicable law regarding acquisition of control of the Corporation, including, but not limited to, Section 203 of the General Corporation Law of the State of Delaware, as the same exists or may be hereafter amended.

ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the directors duty of loyalty to the Corporation or its stockholders, (B) or acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (C) under Section 174 of the General Corporation law of the State of Delaware, as the same exists or may hereafter be amended, or (D) for any transaction which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability and the director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the full extent permitted by the General Corporation Law of the State of Delaware, as amended. Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitations on the personal liability of the director of the Corporation existing at the time of such repeal or modification.

TWELFTH: The names and mailing addresses of the incorporators are as follows:

NAME	MAILNG ADDRESS

J. R. Brunson	Pine Circle, Elba, Alabama 36323

William L Brunson Jr.	604 West Davis Street, Elba, Alabama 36323

D.M. English	1010 Elm Street, Elba, Alabama 36323

THIRTEENTH: The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified are as follows:

NAME	MAILNG ADDRESS

J. R. Brunson	Pine Circle, Elba, Alabama 36323

D.M. English	1010 Elm Street, Elba, Alabama 36323

Jerry B. Brunson	Route 2, Enterprise, Alabama 36330

M. L. Murdock	Route 5, Box 33T6, Elba, Alabama 36323

Carolyn E. Brunson	Route 4, Box 297, Elba, Alabama 36323

Walter P. Wilkerson	304 Holly Hill Road, Enterprise, Alabama 36330

Dr. J. E. Pittman	227 Sylvan Drive, Enterprise, Alabama 36330

Winfield Baird	3536 Victoria Road, Birmingham, Alabama 35223

Lewis Avinger	2837 Biltmore Avenue, Montgomery, Alabama 36109

Fred Clark	Route 4, Box 336, Elba, Alabama 36323

Ray Pinckard	3350 Elba Highway, Troy, Alabama, 36081

James B. Saxon	431 Marie Circle, Leeds, Alabama 35094

FOURTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions Section 291 of Title 8 of the Delaware Code or on the application of the trustees and dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 Title 8 of the Delaware Code or a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. A majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, the binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation as the case may be, and also on this Corporation.

FIFTEENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than ten nor more than fifty days’ written notice. Notwithstanding any other provisions of this Certificate or Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the shares of the Corporation entitled to vote for the election of directors at the time of such action shall be required to amend or repeal, or the adopt any provision inconsistent with, this Article FIFTEENTH.

THE UNDERSIGNED, being the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set their hand and seals this 16th day of March 1990.

/s/J.R. Brunson_____________(SEAL)
J. R. Brunson

/ s/William L Brunson, Jr.______(SEAL)

William L Brunson, Jr.

/s/D.M. English____________(SEAL)
D. M. English

BY-LAWS OF

THE NATIONAL SECURITY GROUP, INC

a Delaware corporation

ARTICLE I

OFFICES

Section 1.         Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2.         Additional Offices. The principal office of the corporation is located in the City of Elba, County of Coffee, Alabama. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOKHOLDERS

Section 1.         Place of Meeting. All meetings of the stockholders for the election of directors shall be held in the City of Elba, State of Alabama, at such place as may be fixed from time to time by the Board of Directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

Section 2          Annual Meetings. Annual meetings of stockholders, commencing with the year 1991, shall be held on the third Thursday in April if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 a.m.; or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3.         Notice of Annual Meetings. Unless otherwise required by law, written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than then nor more than sixty days before the date of the meeting.

Section 4.         List of Stockholders. The Officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 5.         Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the shares of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6.         Notice of Special Meetings. Unless otherwise required by law, written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7.         Business at Special Meetings. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Stockholder may submit proposals for consideration at the next duly called meeting by providing a written copy of such proposal no later than forty (40) days prior to the initial convenement of such meeting.

Section 8.         Quorum. The holders of 25% of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. At any meeting of the stockholders, whether annual or special, or any adjournment thereof, including any such meeting at which a quorum shall not be present or represented, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 9.         Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question. All elections of directors by the stockholders of the corporation shall be by plurality vote.

Section 10.       Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted or acted upon after eleven moths from its date, unless the proxy provides for a longer period.

ARTICLE III

DIRECTORS

Section 1.         Number and Term. The number of directors which shall constitute the whole board shall be not less than 9 nor more than 15, the exact number to be determined by a resolution of the Board of Directors approved by at least two-thirds (2/3’s) vote of the total number of directors; provided, however, that the total number of directors may not be increased by more than two (2) from the number determined by the Board of Directors in connection with the last previous selection of directors by the stockholders.

The Board of Directors shall be divided into three classes: Class A, Class B and Class C, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class A shall hold office until the annual meeting of stockholders in 1991, each initial director in Class B shall hold office until the annual meeting of stockholders in 1992 and each initial director in Class C shall hold office until the annual meeting of stockholders in 1993.

In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class in which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as near equal as possible.

This Article III, Section 1 shall not be altered, amended or repealed except by an affirmative vote of at least eighty percent (80%) of the total number of directors or by the stockholders of the corporation, as provided by the certificate of incorporation.

Section 2.         Vacancies; Removal. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner removed. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. A director elected for a vacancy shall be elected for the unexpired tern of his or her predecessor in office. Any director of the corporation may be removed from office at any time with or without cause, by the holders of a majority of shares of the corporation then entitled to vote at an election of directors.

Section 3.         Powers. The business and affairs of the corporation shall be managed by or under the direction of its Board of Directors which my exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

Section 4.         Place of Meetings. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5.          Annual Meetings. The first meeting of each newly elected Board of Directors shall be held at the same place as the annual meeting of the stockholders immediately following the adjournment of such annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.

Section 6.          Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

Section 7.          Quorum; Telephone Meetings. At all meetings of the board, a majority of the directors then constituting the total number of the board, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any director or committee member may waive notice of any meeting. A director of the corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent appears in the minutes of the meeting, or unless he files his written dissent to the action with the person acting as the secretary of the meeting before the adjournment, or forwards his dissent by registered mail to the corporation immediately after the adjournment of the meeting. This right to dissent does not apply to a director who voted in favor of the action.

Any director may participate in any meeting of the Board of Directors or a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and participation in a meeting pursuant to the provisions of this Section 8 shall constitute presence in person at such meeting.

Section 9.          Action by Consent. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

Section10.         Committees. At each annual meeting of the Board of Directors, the Board of Directors shall designate five (5) of its members to constitute an Executive Committee. During such period that the Board of Directors is not in session, the Executive Committee shall have and may exercise all the authority of the Board of Directors, except as set forth herein. The Board of Directors may, by resolution passed by a majority of the whole board, designate additional committees, each committee to consist of on or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and no disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but not such committee shall have the power or authority in reference to amending the certificate of incorporation (except that a committee may, to the extent authorized in any resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151 (a) of the General Corporation Law of the State of Delaware, or any successor provision thereto, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation), adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or the certificate of incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware, or any successor provision thereto. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Section11.         Minutes of Committees. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 12.        Compensation. The Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 13.	Conflict of Interest.

(a)        No contract or other transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which on or more of the corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for such reason, or solely because such director or directors or officer or officers are present at or participates in the meeting of the Board of Directors or a committee thereof which authorizes or approves the contract or transaction, or solely because his or their votes are counted for such purpose, if (1) the material facts as to his or their relationships or interests and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his or their relationships or interests as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

(b)        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 14.        Advisory Board. The Board of Directors may establish and elect from time to time an Advisory Board, consisting of not more than seven (7) members. Members of the Advisory Board are authorized to attend meetings of the Board of Directors and make suggestions and recommendations.

ARTICLE IV

NOTICES

Section 1.          Notice. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any director r stockholder, it shall not be constructed to mean personal notice only, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage theron prepaid, and such notice shall be deemed to be give at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram or telecopy.

Section 2.          Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

Section 1.          Offices. The officers of the corporation shall be chosen by the Board of Directors and shall be a chairman of the board, a president, a vice president, a secretary and a treasurer. The Board of Directors may also choose additional vice presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person except the offices of President and Secretary.

Section 2.          Additional Offices. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 3.          Compensation. The salaries and other compensation of all officers of the corporation shall be fixed by the Board of Directors. No officer shall be denied a salary because he or she is also a director of the corporation. The compensation of other employees and agents shall be fixed by the officers of the corporation.

Section 4.          Term of Office; Removal; Vacancies. The officers of the corporation shall serve at the pleasure of the Board of Directors and shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

Section 5.          Duties of Officers. The officers of the corporation, if and when elected by the Board of Directors of the corporation, shall have the following duties:

(a)        Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and may sign certificates for shares of the corporation and deeds, mortgages, bonds, contracts, or other instruments on behalf of the corporation in the event that the President in unable to do so. In general, he shall perform all duties instant to the office of Chairman of the Board and such other duties as may be prescribed by the Board of Directors.

(b)        Vice Chairman of the Board. In the absence of the Chairman of the Board or in the event of his death or inability to act, the Vice Chairman of the Board shall perform the duties of the Chairman of the Board, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chairman of the Board.

(c)        President. The president shall be the chief executive officer of the corporation and shall, subject to the direction of the Board of Directors, supervise and control the business sand affairs of the corporation. He shall, when present, preside at all meetings of the stockholders. He may sign certificates for shares of the corporation and deeds, mortgages, bonds, contracts, or other instruments on behalf of the corporation, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation. In general, he shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors or the chairman of the board.

(d)        Vice President. In the absence of the president or in the event of his inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the Board of Directors, the chairman of the board or the president may from time to time prescribe.

(e)        Secretary. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the chairman of the board or the president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. He shall keep a register of the address of each stockholder which has been given to the secretary by each stockholder. He shall have general charge of the stock transfer books of the corporation. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

(f)         Assistant Secretaries. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

(g)        Treasurer. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation. In general, the treasurer shall perform all duties instant to the office of treasurer and any other duties that may be assigned by the president or by the Board of Directors.

(h)        Assistant Treasurers. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors.

ARTICLE VI

CERTIFICATES OF STOCK

Section 1.          Certificates. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the chairman or vice chairman of the Board of Directors or the president or a vice president, and by the treasurer or an assistant treasurer or the secretary or an assistant secretary of the corporation certifying the number of shares owned by him in the corporation. Each certificate will be consecutively numbered or otherwise identified. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefore and the amount paid thereon shall be stated. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate while the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of the State of Delaware, a lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2.          Signatures. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 3.          Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.          Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 5.          Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights to respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than then days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.          Registered Stockholder. The corporation shall be entitled to recognize the exclusion right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

Section 1.          Indemnification in Actions Arising Out of Capacity as Officer, Director, Employee or Agent. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses ( including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.          Indemnification in Action by or in Right of Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 3.          Indemnification When Successful on Merits or Otherwise. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4.          Determination of Meeting Applicable Standard. Any indemnification under Sections 1 and 2 of this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth ins Section 1 and 2 of this Article VII. Such determination shall be made (a) by the Board of Directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a writing opinion, or (c) by the stockholders.

Section 5.          Payment of Expenses in Advance of Disposition of Action. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article VII. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6.          Nonexclusivity of Article. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided by this Article VII shall not be exclusive of any powers, rights, agreements or undertakings which may be legally permissible or authorized by or under any applicable law but, notwithstanding any other provision of this Article VII, the indemnification authorized and provided by this Article VII shall be applicable only to the extent that such indemnification shall not duplicate indemnity or reimbursement which such person has received or shall receive otherwise than under this Article VII.

Section 7.          Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer ,employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or no the corporation would have the power to indemnify him against such liability under the provisions of this Article VII or otherwise.

Section 8.          Constituent Corporations. For purposes of this Article VII, references to “the corporation” shall include, in addition to this corporation, any constituent corporation (including any constituent of a constituent) absorbed by this corporation in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Section 9.          Definitions. For purposes of this Article VII, the phrases “other enterprises,” “fines,” “serving at the request of the corporation” and “not opposed to the best of the corporation” shall, in addition to the normal meanings of said phrases, be deemed to include the meanings ascribed to said phrases in Section 145 (i) of the General Corporation Law of the State of Delaware or any successor provision thereto.

ARTICLE VIII

GENERAL PROVISIONS

Section 1.          Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. The stock books, for dividend purposes, shall be closed to transfers for not less than fifteen (15) day prior to the payment of any dividend.

Section 2.          Reserves. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 3.          Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

Section 4.          Checks. All checks or demands for money and notes of the corporation shall be signed in the manner and by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 5.          Fiscal Year. The fiscal year of the corporation shall begin on the 1st day of January and end on the 31st day of December in each year.

Section 6.          Seal. The corporate seal shall have inscribed thereon the name of the corporation and the words “Corporate Seat” and “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7.          Contracts. The Board of Directors may authorize any officer, agent or employee to enter into any contract, instrument or agreement on behalf of the corporation, and the authority granted may be general or confined to specific instances. Except as provided in this section or as authorized by the Board of Directors, no officer, agent, or employee, other than the president, any vice-president, the secretary or the treasurer, shall have any power or authority to bind the corporation by any contract, instrument or agreement, to pledge its credit, or to render it liable, for any purpose or any amount.

Section 8.          Voting of Corporation’s Securities. Unless otherwise ordered by the Board of Directors, the chairman of the board, the president or any vice president, or, such other officer as may be designated by the Board of Directors to act in the absence of the chairman of the board, the president or any vice president, shall have full power and authority on behalf of the corporation to attend and to act and to vote, and to execute a proxy or proxies empowering others to attend and to act and to vote, at any meetings of security holders of any corporation in which the corporation may hold securities, and at such meetings the chairman of the board, or such other officer of the corporation, or such proxy shall possess and my exercise any and all rights and powers incident to the ownership of such securities, and which as the owner thereof the corporation might have possessed and exercised, if present. The secretary or any assistant secretary may affix the corporate seal to any such proxy or proxies so executed by the chairman of the board, or such other officer, and attest the same. The Board of Directors by resolution from time to time may confer like powers upon any other person or persons.

Section 9.          Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in the name of the corporation unless authorized by a resolution of the Board of Directors. The authority so conferred by such a resolution may be general or confined to specific instances.

Section 10.        Deposits. All the funds of the corporation not otherwise employed shall be deposited to the credit of the corporation in banks, trust companies or other depositaries that the Board of Directors selects.

ARTICLE IX

AMENDMENT OF BY-LAWS

Section 1.          Procedure. These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting.

Amendment No. 1

RESOLUTION AMDING BYLAWS

THE NATIONAL SECURITY GORUP, INC

I hereby certify that the following is an excerpt of the minutes of a regular Board of Directors’ meeting of The National Security Group, Inc. held January 19, 2002:

“W.L. Brunson stated that in accordance with the Bylaws the Board may not be increased by more than two. He moved, and J.R. Brunson seconded that Article III, Section 1 of the Bylaws be amended to reflect that the Board may not be changed by “no more than three” (instead of two). The motion carried.”

The first paragraph of ARTICLE III, Section 1, as amended reads:

“Number and Term. The number of directors which shall constitute the whole board shall be less than 9 nor more than 15, the exact number to be determined by a resolution of the Board of Directors approved by at least two-thirds (2/3’s) vote of the total number of directors; provided, however, that the total number of directors may not be increased by more than three (3) from the number determined by the Board of Directors in connection with the last previous selection of directors by the stockholders.”

Dated: January 19, 2002	Signed:	/s/Bette Ham
Bette Ham, Secretary

Exhibit 21.

Subsidiaries of The National Security Group, Inc.	State of Incorporation
The National Security Insurance Company (NSIC)	Alabama
The National Security Fire & Casualty Company (NSFC)	Alabama
Omega One Insurance Company (Omega One)	Alabama
The Mobile Attic, Inc.* (Mobile Attic)	Alabama

*A 50% owned subsidiary of The National Security Group, Inc. Includes Mobile Attic Franchising Company (MAFCO) a wholly owned subsidiary.